Exhibit 99.1

OCI RESOURCES LP

OCI RESOURCES LP ANNOUNCES FIRST QUARTER 2015 FINANCIAL RESULTS

Atlanta, Georgia May 6, 2015 -- OCI Resources LP (NYSE: OCIR) today reported its financial and operating results for the first quarter ended March 31, 2015.

First Quarter 2015 Financial Highlights:

•	Net sales of $120.4 million increased 3.6% over the prior-year first quarter.

•	Adjusted EBITDA of $33.0 million increased 17.0% over the prior-year first quarter.

•	Earnings per unit were $0.64 for the quarter, an increase of 23.1% over the prior-year first quarter of $0.52.

•	Quarterly distribution of $0.538 per unit increased by 7.6% over the prior-year first quarter; and 1.2% over fourth quarter 2014.

•	Distributable cash flow increased by 3.8% over the prior-year first quarter. The distribution coverage ratio was 1.27 for the first quarter 2015.

2015 Outlook:

•	We are increasing our full year outlook for volume sold to 3 to 5% over 2014 levels (previously 2 to 4%).

•	Our outlook related to international pricing and capital expenditures remains unchanged (previously provided in conjunction with our year end 2014 results).

Financial Highlights	Three Months Ended March 31,
($ in millions, except per unit amounts)	2015	2014	% Change

Soda ash volume produced (millions of short tons)	0.6734	0.6486	3.8%
Soda ash volume sold (millions of short tons)	0.6531	0.6552	(0.3)%
Net sales	$120.4	$116.2	3.6%
Net income	$26.5	$21.6	22.7%
Net income attributable to OCIR	$12.8	$10.3	24.3%
Basic and Diluted Earnings per Unit	$0.64	$0.52	23.1%
Adjusted EBITDA (1)	$33.0	$28.2	17.0%
Adjusted EBITDA attributable to OCIR(1)	$16.3	$13.9	17.3%
Distributable cash flow attributable to OCIR(1)	$13.6	$13.1	3.8%
Distribution coverage ratio (1)	1.27	1.31	(3.1)%
(1) See non-GAAP reconciliations

Kirk Milling, CEO, commented "We are pleased with our start to 2015, as we set a new all-time quarterly production record. Our investments to de-bottleneck our Green River facility drove production volumes 3.8% higher than last year's first quarter. Combining this with rising international prices and lower natural gas costs, our Adjusted EBITDA rose 17%, despite some headwinds from a stronger US dollar that negatively impacted our margins in Europe. Our performance in the first quarter coupled with our outlook, allowed us to increase our distribution for the third consecutive quarter and continue executing on our target of increasing our distributions by approximately 3 to 6% in 2015."

FIRST QUARTER 2015 FINANCIAL AND OPERATING RESULTS
Three Months Ended March 31, 2015 compared to Three Months Ended March 31, 2014
Net sales
A summary of net sales, sales volumes and average sales price, and the percentage change between the periods, is as follows:

	Three Months Ended March 31,		Percent Increase/(Decrease)
($ in millions, except per ton data)	2015	2014

Net sales:
Domestic	$48.6	$48.6	—%
International	$71.8	$67.6	6.2%
Total net sales	$120.4	$116.2	3.6%
Sales volumes:
Domestic (thousands of short tons)	209.6	204.4	2.5%
International (thousands of short tons)	443.5	450.8	(1.6)%
Total soda ash volume sold (thousands of short tons)	653.1	655.2	(0.3)%
Average sales price (per short ton):
Domestic	$231.87	$237.87	(2.5)%
International	$161.98	$149.99	8.0%
Average	$184.41	$177.41	3.9%
Percent of net sales:
Domestic sales	40.4%	41.8%	(3.3)%
International sales	59.6%	58.2%	2.4%
Total percent of net sales	100.0%	100.0%
Our net sales increased by 3.6% to $120.4 million for the three months ended March 31, 2015 from $116.2 million for the three months ended March 31, 2014, driven by an 8.0% increase in international average sales price due to higher ANSAC prices, partially offset by a decrease in international volumes sold of 1.6%. Domestic average sales price during the first quarter of 2015 decreased 2.5% over the first quarter of 2014, partially driven by a change in one of our large customer contracts to take delivery of product at the plant.  Generally, we sell soda ash on a delivered basis, inclusive of freight, which is included both in net sales and cost of products sold.
Operating costs and expenses
Our cost of products sold, including depreciation, depletion and amortization expense, decreased by 1.6% to $88.0 million for the three months ended March 31, 2015 from $89.4 million for the three months ended March 31, 2014, due primarily to a decrease in energy costs as a result of lower natural gas prices, moderately offset by an increase in compensation and benefits due in part to higher pension costs.
Our selling, general and administrative expenses increased 16.7% to $4.9 million for the three months ended March 31, 2015, from $4.2 million for the three months ended March 31, 2014, primarily due to higher ANSAC administrative costs.

CAPEX AND ORE TO ASH RATIO
The following table below summarizes our capital expenditures, on an accrual basis, and ore to ash ratio for the three months ended March 31, 2015 and 2014:

($ in millions, except for ratio data)	Three Months Ended March 31,
	2015	2014
Capital Expenditures
Maintenance	$3.6	$0.6
Expansion	1.4	0.8
Total	$5.0	$1.4

Operating and Other Data:
Ore to ash ratio (1)	1.51: 1.0	1.54: 1.0

(1) Ore to ash ratio expresses the number of short tons of trona ore needed to produce one short ton of soda ash and includes our deca rehydration recovery process.
The increase in capital expenditures during first quarter 2015 compared to first quarter 2014 is due to project timing.
CASH FLOWS AND QUARTERLY CASH DISTRIBUTION

Cash Flows

Cash provided by operating activities was $34.7 million during the three months ended March 31, 2015 compared to $14.3 million of cash generated during three months ended March 31, 2014, primarily driven by an increase of 22.7% in net income, and $2.2 million of cash flows provided from working capital during the first quarter of 2015 compared to $12.7 million of cash flows used in working capital during the prior-year first quarter.

Cash provided by operating activities during the three months ended March 31, 2015 and 2014 were partially offset by cash distributions paid during the quarter of $21.5 million and $23.1 million, respectively. The higher distributions paid during the first quarter of 2014 is related to the combined cash payout of the fourth quarter 2013 and pro-rata portion of the stub period following the initial public offering.

Quarterly Distribution
On April 17, 2015, the Partnership declared its first quarter 2015 quarterly distribution of $0.538 per unit. This represents an increase of 1.2% over the last quarterly distribution and an increase of 7.6% over the distribution declared during the first quarter of 2014. The quarterly cash distribution is payable on May 15, 2015 to unitholders of record on May 1, 2015.

RELATED COMMUNICATIONS

OCI Resources LP will host a conference call tomorrow, May 7, 2015 at 8:30 a.m. ET. Participants can listen in by dialing 1-866-550-6980 (Domestic) or 1-804-977-2644 (International) and referencing confirmation 27549619. Please log in or dial in at least 10 minutes prior to the start time to ensure a connection. A telephonic replay of the call will be available approximately two hours after the call's completion by calling 1-800-585-8367 or 404-537-3406 and referencing confirmation 27549619, and will remain available for the following seven days. This conference call will be webcast live and archived for replay on OCI Resources' website at www.ociresources.com.

ABOUT OCI RESOURCES LP

OCI Resources LP, a master limited partnership, operates the trona ore mining and soda ash production business of OCI Wyoming LLC, ("OCI Wyoming"), one of the largest and lowest cost producers of natural soda ash in the world, serving a global market from its facility in the Green River Basin of Wyoming. The facility has been in operation for more than 50 years.

NATURE OF OPERATIONS

OCI Resources LP owns a controlling interest comprised of a 51% membership interest in OCI Wyoming LLC, ("OCI Wyoming"). Natural Resource Partners L.P. ("NRP") owns a non-controlling interest consisting of a 49% membership interest in OCI Wyoming.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements. Statements other than statements of historical facts included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions. Such statements are based only on the Partnership’s current beliefs, expectations and assumptions regarding the future of the Partnership’s business, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Partnership’s control. The Partnership’s actual results and financial condition may differ materially from those implied or expressed by these forward-looking statements. Consequently, you are cautioned not to place undue reliance on any forward-looking statement because no forward-looking statement can be guaranteed. Factors that could cause the Partnership’s actual results to differ materially from the results contemplated by such forward-looking statements include: changes in general economic conditions, the Partnership's ability to meet its expected quarterly distributions, changes in the Partnership’s relationships with its customers, including American Natural Soda Ash Corporation ("ANSAC"), the demand for soda ash and the opportunities for the Partnership to increase its volume sold, the development of glass and glass making product alternatives, changes in soda ash prices, operating hazards, unplanned maintenance outages at the Partnership’s production facilities, construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures, the effects of government regulation, tax position, and other risks incidental to the mining, processing, and shipment of trona ore and soda ash, as well as the other factors discussed in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014, and subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. Unless required by law, the Partnership undertakes no duty and does not intend to update the forward-looking statements made herein to reflect new information or events or circumstances occurring after this press release. All forward-looking statements speak only as of the date made.

Supplemental Information
OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended March 31,
($ and units outstanding in millions, except per unit data)	2015	2014

Net sales	$120.4	$116.2
Operating costs and expenses:
Cost of products sold	82.4	84.0
Depreciation, depletion and amortization expense	5.6	5.4
Selling, general and administrative expenses	4.9	4.2
Total operating costs and expenses	92.9	93.6
Operating income	27.5	22.6
Other income/(expenses):
Interest expense, net	(0.9)	(1.2)
Other, net	(0.1)	0.2
Total other income/(expense), net	(1.0)	(1.0)
Net income	$26.5	$21.6
Net income attributable to non-controlling interest	13.7	11.3
Net income attributable to OCI Resources LP	$12.8	$10.3
Other comprehensive income/(loss):
Income/(loss) on derivative financial instruments	(2.0)	(0.2)
Comprehensive income	24.5	21.4
Comprehensive income attributable to non-controlling interest	12.7	11.2
Comprehensive income attributable to OCI Resources LP	$11.8	$10.2

Net income per limited partner unit:
Common - Public and OCI Holdings (basic and diluted)	$0.64	$0.52
Subordinated - OCI Holdings (basic and diluted)	$0.64	$0.52

Limited partner units outstanding:
Weighted average common units outstanding (basic and diluted)	9.8	9.8
Weighted average subordinated units outstanding (basic and diluted)	9.8	9.8

OCI RESOURCES LP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	As of
($ in millions)	March 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$36.4	$31.0
Accounts receivable, net	31.4	35.5
Accounts receivable - ANSAC	65.1	70.4
Due from affiliates, net	19.5	19.6
Inventory	49.3	43.2
Other current assets	1.3	1.8
Total current assets	203.0	201.5
Property, plant and equipment, net	244.2	245.0
Other non-current assets	0.8	0.9
Total assets	$448.0	$447.4
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$13.8	$13.1
Due to affiliates	4.6	7.1
Accrued expenses	28.7	29.5
Total current liabilities	47.1	49.7
Long-term debt	145.0	145.0
Other non-current liabilities	4.3	4.2
Total liabilities	196.4	198.9

Equity:
Common unitholders - Public and OCI Holdings (9.8 million units issued and outstanding at March 31, 2015 and December 31, 2014, respectively)	107.3	106.3
Subordinated unitholders - OCI Holdings (9.8 million units issued and outstanding at March 31, 2015 and December 31, 2014, respectively)	39.0	37.9
General partner unitholders - OCI Resource Partners LLC (0.4 million units issued and outstanding at March 31, 2015 and December 31, 2014, respectively)	3.9	3.8
Accumulated other comprehensive loss	(1.4)	(0.4)
Partners' capital attributable to OCI Resources LP	148.8	147.6
Non-controlling interests	102.8	100.9
Total equity	251.6	248.5
Total liabilities and partners' equity	$448.0	$447.4

OCI RESOURCES LP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended March 31,
($ in millions)	2015	2014

Cash flows from operating activities:
Net income	$26.5	$21.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization expense	5.7	5.4
Equity-based compensation expense	0.1	—
Other non-cash items	0.2	—
Changes in operating assets and liabilities:
(Increase)/decrease in:
Accounts receivable, net	4.1	1.6
Accounts receivable - ANSAC	5.3	(5.2)
Due from affiliates, net	0.1	(10.7)
Inventory	(6.0)	(0.6)
Other current and other non-current assets	0.4	0.7
Increase/(decrease) in:
Accounts payable	2.9	(3.9)
Due to affiliates	(2.4)	4.9
Accrued expenses and other liabilities	(2.2)	0.5
Net cash provided by operating activities	34.7	14.3
Cash flows from investing activities:
Capital expenditures	(7.8)	(2.7)
Net cash used in investing activities	(7.8)	(2.7)
Cash flows from financing activities:
Distributions to common unitholders	(5.2)	(5.6)
Distributions to general partner	(0.2)	(0.2)
Distributions to subordinated unitholders	(5.2)	(5.6)
Distributions to non-controlling interest	(10.9)	(11.7)
Net cash used in financing activities	(21.5)	(23.1)
Net increase/(decrease) in cash and cash equivalents	5.4	(11.5)
Cash and cash equivalents at beginning of period	31.0	46.9
Cash and cash equivalents at end of period	$36.4	$35.4

Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States ("GAAP"). We also present the non-GAAP financial measures of:

•	Adjusted EBITDA;

•	Distributable cash flow; and

•	Distribution coverage ratio.
We define Adjusted EBITDA as net income (loss) plus net interest expense, income tax, depreciation, depletion and amortization and certain other expenses that are non-cash charges or that we consider not to be indicative of ongoing operations. Distributable cash flow is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures and income taxes. Distributable cash flow will not reflect changes in working capital balances. We define distribution coverage ratio as the ratio of distributable cash flow per outstanding unit (as of the end of the period) to cash distributions payable per outstanding unit with respect to such period.

Adjusted EBITDA, distributable cash flow and distribution coverage ratio are non-GAAP supplemental financial measures that management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	our operating performance as compared to other publicly traded partnerships in our industry, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;

•	the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;

•	our ability to incur and service debt and fund capital expenditures; and

•	the viability of capital expenditure projects and the returns on investment of various investment opportunities.
We believe that the presentation of Adjusted EBITDA, distributable cash flow and distribution coverage ratio provide useful information to investors in assessing our financial condition and results of operations. The GAAP measures most directly comparable to Adjusted EBITDA and distributable cash flow are net income and net cash provided by operating activities. Our non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and distribution coverage ratio should not be considered as an alternatives to GAAP net income, operating income, net cash provided by operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all items that affect net income and net cash provided by operating activities. Investors should not consider Adjusted EBITDA, distributable cash flow and distribution coverage ratio in isolation or as a substitute for analysis of our results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow and distribution coverage ratio may be defined differently by other companies, including those in our industry, our definition of Adjusted EBITDA, distributable cash flow and distribution coverage ratio may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The table below presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA and distributable cash flow to the GAAP financial measures of net income and net cash provided by operating activities:

	Three Months Ended March 31,
	2015	2014
($ in millions, except per unit data)
Reconciliation of Adjusted EBITDA to net income:
Net income	$26.5	$21.6
Add backs:
Depreciation, depletion and amortization expense	5.6	5.4
Interest expense, net	0.9	1.2
Adjusted EBITDA	$33.0	$28.2
Less: Adjusted EBITDA attributable to non-controlling interest	16.7	14.3
Adjusted EBITDA attributable to OCI Resources LP	$16.3	$13.9

Reconciliation of distributable cash flow to Adjusted EBITDA attributable to OCI Resources LP:
Adjusted EBITDA attributable to OCI Resources LP	$16.3	$13.9
Less: Cash interest expense, net attributable to OCIR	0.5	0.5
Maintenance capital expenditures attributable to OCIR(1)	2.2	0.3
Distributable cash flow attributable to OCI Resources LP	$13.6	$13.1
Cash distribution declared per unit	$0.5380	$0.5000
Total units outstanding	19.976	19.950
Total distributions to unitholders and general partner	$10.7	$10.0

Distribution coverage ratio	1.27	1.31

Reconciliation of Adjusted EBITDA to net cash from operating activities:
Net cash provided by operating activities	$34.7	$14.3
Add/(less):
Amortization of long-term loan financing	(0.1)	—
Equity-based compensation expense	(0.1)	—
Net change in working capital	(2.2)	12.7
Interest expense, net	0.9	1.2
Other non-cash items	(0.2)	—
Adjusted EBITDA	$33.0	$28.2
Less: Adjusted EBITDA attributable to non-controlling interest	16.7	14.3
Adjusted EBITDA attributable to OCI Resources LP	$16.3	$13.9
Less: Cash interest expense, net attributable to OCIR	0.5	0.5
Maintenance capital expenditures attributable to OCIR(1)	2.2	0.3
Distributable cash flow attributable to OCI Resources LP	$13.6	$13.1

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

The following table presents a reconciliation of the non-GAAP financial measures of Adjusted EBITDA to GAAP financial measures of net income for the periods presented:

	Q1-2015	Q4-2014	Q3-2014	Q2-2014	Q1-2014
($ in millions, except per unit data)

Reconciliation of Adjusted EBITDA to net income:
Net income	$26.5	$27.6	$21.6	$21.1	$21.6
Add backs:
Depreciation, depletion and amortization expense	5.6	5.9	5.3	5.8	5.4
Interest expense	0.9	1.3	1.4	1.3	1.2
Loss on disposal of assets, net	—	—	1.0	—	—
Adjusted EBITDA	$33.0	$34.8	$29.3	$28.2	$28.2
Less: Adjusted EBITDA attributable to non-controlling interest	16.7	17.5	14.8	14.2	14.3
Adjusted EBITDA attributable to OCI Resources LP	$16.3	$17.3	$14.5	$14.0	$13.9

Adjusted EBITDA attributable to OCI Resources LP	$16.3	$17.3	$14.5	$14.0	$13.9
Less: Cash interest expense, net attributable to OCIR	$0.5	$0.3	$0.6	$0.8	$0.5
Maintenance capital expenditures attributable to OCIR(1)	$2.2	$2.7	$0.6	$0.8	$0.3
Distributable cash flow attributable to OCI Resources LP	$13.6	$14.3	$13.3	$12.4	$13.1

Cash distribution declared per unit	$0.5380	$0.5315	$0.5250	$0.5000	$0.5000

Total distributions to unitholders and general partner	$10.7	$10.6	$10.5	$10.0	$10.0

Distribution coverage ratio	1.27	1.35	1.27	1.24	1.31

(1)  The Partnership may fund expansion-related capital expenditures with borrowings under existing credit facilities such that expansion-related capital expenditures will have no impact on cash on hand or the calculation of cash available for distribution.  In certain instances, the timing of the Partnership’s borrowings and/or its cash management practices will result in a mismatch between the period of the borrowing and the period of the capital expenditure.  In those instances, the Partnership adjusts designated reserves (as provided in the partnership agreement) to take account of the timing difference.  Accordingly, expansion-related capital expenditures have been excluded from the presentation of cash available for distribution.

Contacts:

OCI Resources LP

Investor Relations
Scott Humphrey, Director of Finance and Investor Relations
(770) 375-2387
SHumphrey@ocienterprises.com

Media
Amy McCool
(770) 243-9191
AMcCool@ocienterprises.com